                                                                       EXHIBIT 1
                                                                       ---------

COMPENSATION OF DIRECTORS

     Directors who are employees of the Company do not receive additional compensation for their services as directors of the Company. However, nonemployee members of the Board of Directors receive an annual cash retainer of $12,000 and an annual committee membership stipend of $1,500 for each committee of the Board of Directors on which such director serves.

     In addition, nonemployee directors participate in the Company's 1994 Outside Director Stock Option Plan (the "Director Plan"). The Director Plan was adopted by the Board of Directors in January 1994 and was approved by the stockholders in May 1994. The Director Plan provides for an automatic grant of a nonstatutory stock option to purchase 20,000 shares of Common Stock to a nonemployee director on the date of the first meeting on which such individual participates as a director (an "Initial Option"). An Initial Option has a term of ten years and vests monthly over four years. Beginning four years after the grant of an Initial Option to a director, such director is granted an automatic annual option to purchase 3,500 shares of Common Stock, which option has a term of ten years and vests monthly over one year. The exercise price of each option granted equals 100% of the fair market value of the Common Stock, based on the closing sales price of the Common Stock as reported on the Nasdaq National Market on the date of grant. Options granted under the Director Plan must be exercised within three months following the end of the optionee's tenure as a director of the Company or within twelve months after the termination of a director's tenure due to death or disability. The Director Plan is designed to work automatically, without administration; however, to the extent administration is necessary, the Director Plan has been structured so that options granted to nonemployee directors who administer the Company's other employee benefit plans qualify as transactions exempt from Section 16(b) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), pursuant to Rule 16b-3 promulgated thereunder.


                  BENEFICIAL SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth the beneficial ownership of Common Stock as of February 25, 1998 for the following: (i) each person or entity who is known by the Company to own beneficially more than 5% of the outstanding shares of the Common Stock, (ii) each of the Company's current directors, (iii) each of the officers named in the Summary Compensation Table and (iv) all directors and executive officers of the Company as a group.

                                                                                                 SHARES      PERCENTAGE
                                                                                              BENEFICIALLY  BENEFICIALLY
NAME                                                                                             OWNED(1)      OWNED
-------------------------------------------------------------------------------------------  -------------  ------------
PRINCIPAL STOCKHOLDERS
Kopp Investment Advisors, Inc.(2)................................................                 2,597,975        14.6%
 7701 France Avenue South, Suite 500
 Edina, MN 55435
State of Wisconsin Investment Board(2)...........................................                 1,149,500         6.5%
 121 East Wilson Street
 Madison, WI 53707

DIRECTORS
Glen M. Antle(3).................................................................                   323,282         1.8%
Keith R. Lobo(4).................................................................                   473,750         2.6%
Richard C. Alberding(5)..........................................................                    15,000           *
Michael R. D'Amour(6)............................................................                    44,471           *
Dr. Yen-Son (Paul) Huang(7)......................................................                   351,425         2.0%
Dr. David K. Lam(5)..............................................................                     7,917           *

NAMED OFFICERS
Jeffrey K. Jordan(5).............................................................                    16,271           *
Raymond K. Ostby(8)..............................................................                   111,142           *
Dugald H. Stewart(9).............................................................                    30,166           *
Tung-sun Tung(10)................................................................                    69,673           *
All directors and executive officers as a group (20 persons)(11).................                 2,710,805        14.4%

------------------------
 *   Less than 1%.

 (1) The number and percentage of shares beneficially owned is determined under rules of the Securities and Exchange Commission ("SEC"), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within sixty days of February 25, 1998 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

 (2) This information was obtained from filings made with the SEC pursuant to Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended.

 (3) Includes 207,270 shares held by The Antle Family Trust, as to which Mr. Antle shares voting and dispositive power, and 116,012 shares of Common Stock exercisable within sixty days of February 25, 1998.

 (4) Includes options to purchase 468,750 shares of Common Stock exercisable within sixty days of February 25, 1998.

 (5) All such shares are subject to options exercisable within sixty days of February 25, 1998.

 (6) Includes 37,388 shares held by The D'Amour Family Trust, as to which Mr. D'Amour shares voting and dispositive power, and 7,083 shares of Common Stock subject to options exercisable within sixty days of February 25, 1998.

 (7) Includes 37,548 shares held by The Huang Living Trust, as to which Mr. Huang shares voting and dispositive power, and 28,125 shares of Common Stock subject to options exercisable within sixty days of February 25, 1998.

 (8) Includes options to purchase 103,042 shares of Common Stock exercisable within sixty days of February 25, 1998.

 (9) Includes options to purchase 29,896 shares of Common Stock exercisable within sixty days of February 25, 1998.

(10) Includes options to purchase 56,760 shares of Common Stock exercisable within sixty days of February 25, 1998.

(11) Includes options to purchase 1,117,064 shares of Common Stock exercisable within sixty days of February 25, 1998.

                         EXECUTIVE OFFICER COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information concerning total compensation received by the person serving as Chief Executive Officer and each of the four most highly compensated executive officers during the last fiscal year (the "Named Officers"), for services rendered to the Company in all capacities during the last three fiscal years.

                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                                                        AWARDS
                                                                                     -----------
                                                             ANNUAL COMPENSATION     SECURITIES      ALL OTHER
                                                           ------------------------  UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION                     YEAR       SALARY        BONUS (1)    OPTIONS          (2)
---------------------------------------------------------------------------------------------------------------

Keith R. Lobo.................................       1997   $250,000      $144,000           0      $11,168
 PRESIDENT AND CHIEF EXECUTIVE OFFICER               1996   $250,000      $200,000     100,000      $ 6,768
                                                     1995   $227,369      $150,000      20,000      $ 3,978

Jeffrey K. Jordan.............................       1997   $227,351(3)   $ 17,000           0      $16,400
 VICE PRESIDENT, NORTH AMERICAN SALES                1996   $382,499      $ 30,000      25,000      $34,000
                                                     1995   $544,567      $ 30,000      10,000      $10,800

Raymond K. Ostby..............................       1997   $205,000      $ 59,000           0      $ 6,968
 VICE PRESIDENT, FINANCE AND ADMINISTRATION,         1996   $190,000      $ 70,000      40,000      $ 6,768
 CHIEF FINANCIAL OFFICER AND SECRETARY               1995   $156,667      $ 66,000           0      $ 5,863

Dugald H. Stewart.............................       1997   $205,223      $ 57,000           0      $ 9,073
 VICE PRESIDENT, MANUFACTURING                       1996   $184,333      $102,000      40,000      $ 8,873
                                                     1995   $151,667      $ 56,000      10,000      $ 6,000

Tung-sun Tung.................................       1997   $188,666      $ 40,000           0      $ 9,073
 VICE PRESIDENT, RESEARCH & DEVELOPMENT              1996   $174,584      $ 64,000      60,000      $ 8,873
                                                     1995    $140,000     $ 36,000           0      $ 6,000

------------------------
(1) Includes bonuses earned or accrued with respect to services rendered in the fiscal year indicated, whether or not such bonus was actually paid during such fiscal year.

(2) Includes health care premiums and 401(k) contributions.

(3) Includes $126,370 from commissions.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

  The Compensation Committee (the "Committee") is responsible for establishing policies and programs which determine the compensation of the Company's executive officers, as well as supervising and making recommendations to the Board on compensation matters generally. The Committee also has exclusive authority to grant stock options to executive officers of the Company under the 1988 Stock Option Plan (the "1988 Plan"), the 1996 Supplemental Stock Plan (the "1996 Plan") and the 1997 Stock Option Plan (the "1997 Plan").

  COMPENSATION PHILOSOPHY AND POLICIES

  The Committee's compensation philosophy is to provide cash and equity incentives to the Company's officers and other employees through programs designed to attract and retain personnel of the highest caliber in order to maintain the Company's competitive position in its market. The Company seeks to motivate its key employees by rewarding superior performance and by joining the interests of employees to those of the stockholders through equity incentives.

  The Committee seeks to foster teamwork and to motivate high performance through a bonus program which depends upon achievement of corporate performance objectives and, increasingly, individual performance objectives.

  The Committee's policy is to establish a total compensation program at the beginning of each year which is designed to enhance the Company's ability to meet its financial, technical and other strategic goals for the year, while creating an environment which will attract, retain and motivate highly skilled officers and key employees to promote the success of the Company's business.

  ELEMENTS OF COMPENSATION

  Compensation for officers and key employees includes both cash and equity elements.

  Cash compensation consists of base salary, which is determined on the basis of the level of responsibility, expertise and experience of the employee, taking into account competitive conditions in the industry. In addition, cash performance awards are paid to officers and other key employees up to an established percentage of base salary, subject to meeting all or a portion of targeted objectives. Performance awards are based on achievement of corporate financial goals and discretionary individual performance reviews. Compensation of sales personnel includes two additional components, sales commissions and sales bonuses tied to quarterly and annual targets.

  Ownership of Common Stock is a key element of executive compensation.
Officers and other employees of the Company are eligible to participate in the 1988 Plan, the 1996 Plan, the 1997 Plan and the 1993 Employee Qualified Stock Purchase Plan (the "Purchase Plan"). The 1988 Plan, the 1996 Plan and the 1997 Plan permit the Board of Directors or any committee delegated by the Board to grant stock options to employees on such terms as the Board or its committee may determine. The Committee has sole authority to grant stock options to executive officers of the Company and is currently administering stock option grants to all employees. In determining the size of a stock option grant to a new officer or other key employee, the Committee takes into account equity participation by comparable employees within the Company, external competitive circumstances and other relevant factors. Additional options may be granted to current employees to reward exceptional performance or to provide additional unvested equity incentives. These options typically vest over a four-year period and thus require the employee's continuing efforts on behalf of the Company. The Purchase Plan permits employees to acquire Common Stock through payroll deductions and promotes broad-based equity participation throughout the Company. The Committee believes that it is in the stockholders' interests to link employees' compensation as closely as possible to equity appreciation and thus to share with the employees the benefits of their efforts on behalf of the Company's success.

     The Company also maintains a 401(k) Plan to provide retirement benefits through tax deferred salary deductions for all its employees. The Company may also make discretionary contributions towards the 401(k) Plan. The Company made contributions of $497,000 to the 401(k) Plan for fiscal 1997.

  1997 EXECUTIVE COMPENSATION

  Executive compensation for fiscal 1997 included base salary and cash performance awards, plus, in the case of sales executives, sales commissions and sales bonuses. Executive officers, like other employees, were eligible for option grants under the 1988 Plan, the 1996 Plan and the 1997 Plan, and to participate in the Purchase Plan. Performance awards for the 1997 fiscal year were based upon achievement by the Company of corporate revenue and profit goals which had been established at the beginning of the year (as to which no payments were made in fiscal 1997) and individual performance goals. Performance awards were paid after the 1997 fiscal year end.

  CHIEF EXECUTIVE OFFICER COMPENSATION FOR 1997

  Keith R. Lobo joined the Company in November 1992. His annual base compensation is set by the Committee in January of each year, after review of salaries paid to chief executives of comparable companies and in light of Mr. Lobo's performance during the prior year. Like all officers, he is eligible to receive options under the 1988 Plan, the 1996 Plan and the 1997 Plan, and to participate in the Purchase Plan. Mr. Lobo received a performance award for fiscal 1997 in the amount of $144,000. Mr. Lobo declined an increase in base compensation for fiscal 1997 over fiscal 1996.

  SUMMARY

  The Committee sets policy and administers the Company's cash and equity incentive programs to attract and retain highly skilled executives who will promote the Company's business goals and to incentivize them to achieve goals which will build long-term stockholder value.


                                          COMPENSATION COMMITTEE
                                          OF THE BOARD OF DIRECTORS

                                          Richard C. Alberding
                                          Glen M. Antle